Exhibit 10.3

EXECUTION VERSION

SEVENTEENTH AMENDMENT TO AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS SEVENTEENTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of November 4, 2021 (this “Amendment”) is entered into among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (in such capacity, the “Seller”), AMERISOURCEBERGEN DRUG CORPORATION, a Delaware corporation, as the initial Servicer (in such capacity, the “Servicer”), the PURCHASER AGENTS and PURCHASERS listed on the signature pages hereto, and MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as administrator (in such capacity, the “Administrator”).

R E C I T A L S

The Seller, Servicer, the Purchaser Groups, and the Administrator are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

The parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth for such terms in Exhibit I to the Agreement.

2.            Amendments to the Agreement. As of the Effective Date (as defined below), the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

3.            Representations and Warranties; Covenants. Each of the Seller and the Servicer (on behalf of the Seller) hereby certifies, represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that on and as of the date hereof:

(a)            each of its representations and warranties contained in Article V of the Agreement is true and correct, in all material respects, as if made on and as of the Effective Date;

(b)            no event has occurred and is continuing, or would result from this Amendment or any of the transactions contemplated herein, that constitutes an Amortization Event or Unmatured Amortization Event;

(c)            the Facility Termination Date for all Purchaser Groups has not occurred; and

(d)            the Credit Agreement has not been amended since September 18, 2019.

4.            Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement and each of the other Transaction Documents to “this Agreement”, “hereof”, “herein”, or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement (or any related document or agreement) other than as expressly set forth herein.

5.            Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”) upon satisfaction of each of the following conditions:

(a)            receipt by the Administrator and each Purchaser Agent of counterparts of (i) this Amendment and (ii) the amended and restated fee letter, dated as of the date hereof, by and among the Seller, the Servicer, the Administrator and each Purchaser Agent; and

(b)            the Administrator and each Purchaser Agent shall have received all accrued and unpaid fees, costs and expenses to the extent then due and payable to it or the Purchasers on the Effective Date.

6.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts of this Amendment may be delivered by facsimile transmission or other electronic transmission, and such counterparts shall be as effective as if original counterparts had been physically delivered, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

7.            Governing Law. This Amendment shall be governed by, and construed in accordance with the law of the State of New York without regard to any otherwise applicable principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

8.            Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any other Transaction Document or any provision hereof or thereof.

9.            Transaction Document. This Amendment shall constitute a Transaction Document under the Agreement.

10.            Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

11.      Ratification. After giving effect to this Amendment and the transactions contemplated hereby, all of the provisions of the Performance Undertaking shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Undertaking and acknowledges that the Performance Undertaking has continued and shall continue in full force and effect in accordance with its terms.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, as Seller

By:	/s/ J. F. Quinn
Name:	J. F. Quinn

Title:	Senior Vice President & Corporate Treasurer

AMERISOURCEBERGEN DRUG CORPORATION, as initial Servicer

By:	/s/ J. F. Quinn
Name:	J. F. Quinn

Title:	Senior Vice President & Corporate Treasurer

Acknowledged and Agreed

AMERISOURCEBERGEN CORPORATION

By:	/s/ J. F. Quinn
Name:	J. F. Quinn
Title:	Senior Vice President & Corporate Treasurer

S-1	Seventeenth Amendment to RPA (ARFC)

MUFG BANK, LTD., as Administrator

By:	/s/ Eric Williams
Name:	Eric Williams

Title:	Managing Director

VICTORY RECEIVABLES CORPORATION, as an Uncommitted Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan

Title:	Vice President

MUFG BANK, LTD., as Purchaser Agent for Victory Receivables Corporation

By:	/s/ Eric Williams
Name:	Eric Williams

Title:	Managing Director

MUFG BANK, LTD., as Related Committed Purchaser for Victory Receivables Corporation

By:	/s/ Eric Williams
Name:	Eric Williams

Title:	Managing Director

S-2	Seventeenth Amendment to RPA (ARFC)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Uncommitted Purchaser

By:	/s/ Jason Barwig
Name:	Jason Barwig

Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Purchaser Agent and
Related Committed Purchaser
for Wells Fargo Bank, National Association

By:	/s/ Jason Barwig
Name:	Jason Barwig

Title:	Vice President

S-3	Seventeenth Amendment to RPA (ARFC)

LIBERTY STREET FUNDING LLC, as an Uncommitted Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as Purchaser Agent and
Related Committed Purchaser
for Liberty Street Funding LLC

By:	/s/ Doug Noe
Name:	Doug Noe
Title:	Managing Director

S-4	Seventeenth Amendment to RPA (ARFC)

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser Agent,
Uncommitted Purchaser and Related Committed Purchaser

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

S-5	Seventeenth Amendment to RPA (ARFC)

MIZUHO BANK, LTD.,
as a Purchaser Agent,
Uncommitted Purchaser and
Related Committed Purchaser

By:	/s/ Richard A. Burke
Name:	Richard A. Burke
Title:	Managing Director

S-6	Seventeenth Amendment to RPA (ARFC)

THE TORONTO-DOMINION BANK,
as a Purchaser Agent and Related Committed Purchaser

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as an Uncommitted Purchaser

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

S-7	Seventeenth Amendment to RPA (ARFC)

EXHIBIT A

(attached)

Exhibit A-1	Seventeenth Amendment to RPA (ARFC)

EXECUTION VERSION
Exhibit A to ~~Omnibus~~Seventeenth Amendment dated ~~May 13,~~November 4, 2021
CONFORMED COPY includes
First Amendment dated 4/28/11
Second Amendment dated 10/28/11
Third Amendment dated 11/16/12
Fourth Amendment dated 1/16/13
Fifth Amendment dated 6/28/13
Sixth Amendment dated 10/7/13
Seventh Amendment dated 7/17/14
Eighth Amendment dated 12/5/14
Omnibus Amendment dated 11/4/15
Tenth Amendment dated 6/21/16
Eleventh Amendment 11/18/16
Twelfth Amendment 12/18/17
Thirteenth Amendment 10/31/2018
Fourteenth Amendment 9/18/19
Fifteenth Amendment 10/16/20
Omnibus Amendment 5/13/21

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 29, 2010

AMONG

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS SELLER,

AMERISOURCEBERGEN DRUG CORPORATION, AS INITIAL SERVICER,

THE VARIOUS PURCHASERS GROUPS FROM TIME TO TIME PARTY HERETO

AND

MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), AS

ADMINISTRATOR

or otherwise funded by Reliant Trust for the Calculation Period then most recently ended in accordance with Article II.

Section 3.4      Default Rate. From and after the occurrence of an Amortization Event, all Receivable Interests shall accrue Yield at the Default Rate.

ARTICLE IV.

BANK RATE FUNDINGS

Section 4.1      Bank Rate Fundings. Prior to the occurrence of an Amortization Event, the portion of outstanding Invested Amount of each Receivable Interest funded with Bank Rate Fundings shall accrue Yield for each day during its Interest Period at the applicable Yield Rate in accordance with the terms and conditions hereof. If any undivided interest in a Receivable Interest initially funded with Commercial Paper is sold (or otherwise participated) to the Liquidity Providers pursuant to a Liquidity Agreement, such undivided interest in such Receivable Interest shall be deemed to have an Interest Period commencing on the date of such sale.

Section 4.2      Yield Payments. On the Settlement Date for each Receivable Interest that is funded with a Bank Rate Funding, Seller shall pay to each applicable Purchaser Agent (for the benefit of its Purchaser Group) an aggregate amount equal to the accrued and unpaid Yield thereon for the entire Interest Period of each related Bank Rate Funding in accordance with Article II.

Section 4.3      [Reserved].

Section 4.4      Suspension of the LIBO Rate. If any Purchaser or Liquidity Provider notifies the related Purchaser Agent that it has determined that funding its ratable share of the Bank Rate Fundings at or by reference to a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Bank Rate Funding at or by reference to such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Bank Rate Funding at such LIBO Rate, then such Purchaser Agent shall give notice thereof to the Seller by telephone, facsimile or email as promptly as practicable thereafter and, until such Purchaser Agent notifies the Seller that the circumstances giving rise to such notice no longer exist, (a) no portion of the Invested Amount shall be funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate and (b) the Yield for any outstanding portions of the Invested Amount then funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate shall, on the last day of the then current Interest Period, be converted to the Alternate Base Rate determined by reference to clause (a)(ii) of the definition of the Alternate Base Rate.

Section 4.5      Default Rate. From and after the occurrence of an Amortization Event, all Bank Rate Fundings shall accrue Yield at the Default Rate.

Section 4.6      ~~Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.

(a)            Benchmark Replacement.

(i)             Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the ~~Administrative Agent~~Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Purchaser Agents.

(ii)             Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this clause (ii) shall not be effective unless the Administrator has delivered to the Purchasers and the Seller a Term SOFR Notice. For the avoidance of doubt, the Administrator shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrator will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchasers of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark

(iii)            any mismatch between the Benchmark or the Benchmark Replacement and any of the Seller’s other financing instruments (including those that are intended as hedges).

(g)            London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the "Announcements") that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrator to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 4.6 shall be deemed satisfied.

(h)            Certain Defined Terms. As used in this Section 4.6:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 4.6.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (~~b~~a) of this Section 4.6.

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrator for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)	the sum of: (A) the alternate benchmark rate that has been selected by the Administrator as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; ~~or~~

(b)            with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)            with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrator and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) ~~or~~, clause (b) or clause (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrator:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)	for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; ~~and~~

(3)	for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate; and

(4)	for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrator in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 4.6 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” the definition of “Business Day,” the definition of “Bank Rate,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of such Benchmark

Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrator has provided a Term SOFR Notice to the Purchasers and the Seller pursuant to clause (a)(ii) of this Section 4.6; or

(4)	in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Purchasers, so long as the Administrator has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Purchasers, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from the Required Purchaser Agents.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrator and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrator of written notice of such election to the Purchasers.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)	a notification by the Administrator to (or the request by the Seller to the Administrator to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrator and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrator of written notice of such election to the Purchasers.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrator in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrator to the Purchasers and the Seller of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrator that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrator and (c) a Benchmark Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.6 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1     Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Administrator, each Purchaser Agent and each Purchaser, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)      Organization and Qualification. The Seller’s only jurisdiction of organization is correctly set forth in the preamble of this Agreement. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Seller is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its financial condition or results of operations.

(b)       Authority. The Seller has the legal power and authority to execute and deliver the Transaction Documents, to make the sales provided for herein and to perform its obligations under this Agreement and the other Transaction Documents.

(c)        Execution and Binding Effect. Each of the Transaction Documents to which the Seller is a party has been duly and validly executed and delivered by the Seller and (assuming the due and valid execution and delivery thereof by the other parties thereto), constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity, and will vest absolutely and

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, assistant treasurer, chief accounting officer or chief financial officer.

“Available Commitment” means, with respect to each Related Committed Purchaser the excess, if any, of such Related Committed Purchaser’s Commitment over the amount funded as of such date by such Related Committed Purchaser with respect to outstanding principal of the Receivable Interests under the Liquidity Agreement for the Conduit Purchaser, if any, in the related Purchaser Group.

“Bank Funding” means the funding of a Receivable Interest hereunder by any Purchaser (other than Reliant Trust) other than through the issuance of Commercial Paper and that is not a Liquidity Funding.

“Bank Rate” means, with respect to each Receivable Interest that is funded through a Bank Funding, (a) the LIBO Rate or (b) if the LIBO Rate is not available in accordance with Section 4.4 or 4.6, the Alternate Base Rate.

“Bank Rate Funding” means a Bank Funding or a Liquidity Funding.

~~“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrator and the Seller giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.~~

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Broken Funding Costs” means for any Receivable Interest which: (i) has its Invested Amount reduced (I) if funded with Commercial Paper, without compliance by Seller with the notice requirements hereunder or (II) if funded by reference to (x) the Yield Rate and based upon the LIBO Rate, on any date other than the Settlement Date or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by any Conduit Purchaser to the Liquidity Providers under the related Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the such Receivable and the date of issuance of a credit memo with respect to such Receivable (weighted based on the amount of such credit memo when issued), as determined by the Servicer based upon the results of the most recent agreed upon procedures audit or as otherwise agreed in writing among the Servicer, the Administrator and each Purchaser Agent, such Credit Memo Lag Time to be recalculated by the Servicer upon each subsequent agreed upon procedures audit and effective with the first Settlement Reporting Date following such recalculation (with the Credit Memo Lag Time as so recalculated remaining in effect until the next Credit Memo Lag Time recalculation). ~~On and after delivery of the agreed upon procedures audit next completed after April 30, 2009, the “Credit Memo Lag Time” will be calculated based upon a random sample of not less than 75 credit memos. As of April 30, 2009, the Credit Memo Lag Time is 54.2.~~

“Cut-Off Date” means the last day of a Calculation Period.

“Daily Eurodollar Rate” means, on any date of determination, the rate per annum determined on the basis of the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in Dollars for a period of thirty days as it appears on the relevant display page on the Bloomberg Professional Service (or any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrator from time to time), at approximately 11:00 a.m., London time, two (2) Business Days prior to such date of determination; provided that if the Daily Eurodollar Rate, determined as provided above, would be less than zero, the Daily Eurodollar Rate shall for all purposes of this Agreement be zero.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means Collections deemed received by Seller under Section 1.4(a).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate amount of Receivables originated by the Originators during the four Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Rate” means a rate per annum equal to the sum of (a) the greater of (i) the Prime Rate and (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate and (b) 2.00%.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate amount of receivables originated by the Originators during the Calculation Period occurring five months prior to the Calculation Period ending on such Cut-Off Date.

(o)            which does not provide the Obligor with the right to obtain any cash advance thereunder;

(p)            which has not been selected in a manner materially adverse to any Purchaser;

(q)            which by its terms has Invoice Payment Terms of up to 30 days; provided, that Receivables due from an Extended Term Obligor may have Invoice Payment Terms no longer than the applicable Extended Term (“Extended Term Receivables”); provided, further, that an amount not to exceed ~~5~~10% of aggregate of all outstanding Receivables, excluding Extended Term Receivables, may have Invoice Payment Terms of between 31 and 60 days; ~~and~~ provided, further, that an amount not to exceed 10% of aggregate of all outstanding Receivables may have Invoice Payment Terms of between 61 and 90 days; and provided, further, that an amount not to exceed 5% of aggregate of all outstanding Receivables may have Invoice Payment Terms of between ~~61~~91 and ~~90~~180 days;

(r)            which is an eligible asset within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended from time to time;

(s)            which is not of a type that has been disqualified by S&P or Moody’s for any other reason;

(t)            which is not payable in installments (except for Receivables related to opening orders);

(u)             which is not evidenced by a promissory note;

(v)            which has terms which have not been modified, impaired, waived, altered, extended or renegotiated since the initial sale or provision of service to an Obligor in any way not provided for in this Agreement; and

(w)            for which the related invoice with respect to such Receivable does not include any Excluded Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Performance Guarantor or ABDC within the meaning of Section 414(b) or

(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) any Reportable Event with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Pension Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any

“Responsible Officer” shall mean, with respect to the Seller, the Servicer, any Originator or the Performance Guarantor, the chief executive officer, president, principal financial officer or treasurer of such Person and any other Person identified on the List of Responsible Officers attached as Exhibit X hereto (as such list may be amended and supplemented from time to time) and agreed to by the Administrator.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, territory or region that is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of specially designated foreign nationals or other Persons maintained (i) by the Office of Foreign Assets Control of the US Department of Treasury, the US State Department or the US Department of Commerce or (ii) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned by one or more Persons referenced in clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the US government, including those administered by the Office of Foreign Assets Control of the US Department of Treasury, the US State Department or the US Department of Commerce or (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Facility Termination Date” means, for any Group Commitment, ~~September 16, 2022~~November 4, 2024 or with respect to any Purchaser Group party to an Assumption Agreement or Transfer Supplement, such other date, if any, set forth in the applicable Assumption Agreement or Transfer Supplement.

“Secured Parties” means the Indemnified Parties.